EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST, INC.
2013 1st Quarter Earnings Conference Call
Questions & Answers Transcript
May 9, 2013, 11:00 AM ET

Participant 1:	Hey. Good morning guys. Just a couple quick ones here. First of all, Jeremy, thanks for the color on Las Vegas and Indianapolis. I think it's helpful in understanding where RevPAR came out.

Just with regards to DC, I think over the past couple of months you guys have been relatively positive on DC citing the PKF RevPAR growth expectation of 5%. Obviously the first quarter came in lower than that. We're hearing talks about sequester having an impact in DC along with the rest of the country. Can you just give us some color on where you stand on DC right now and if you're seeing any signs of negative impact from the government sequester?

Doug Kessler:	Hey, Ryan. It's Doug. How are you doing?

Participant 1:	Good.

Doug Kessler:	It's a great question. It's a question that pertains to those who have concentrations in the DC market.

Our strategic answer would be long term we remain very bullish on this market and are very pleased with the assets that we have in the city, around the city, and the capital that we've put into the markets.

Obviously we're seeing also some minor impact in terms of the forecast that we're provided, and so there is potentially some near-term softening from the sequester. But I think long term we remain still bullish on this and quarter-to-quarter is obviously a judge, but long term is where we're aiming for the accretion, and that's where we believe these investments will still have a material roll in our platform.

Participant 1:	Yes. That makes all the sense in the world. Obviously you guys are focused long term. I'm just trying to understand near term how things could play out.

So have you seen any signs from the sequester yet? Have you seen cancellations? And are you seeing any bigger impact in DC relative to your other major markets?

Jeremy Welter:
I would say that we're seeing more impact to DC than our other markets. That's definitely true. But, with sequestration, most of the cuts that the government's been making in 2011 and 2012 had a bigger impact than sequestration itself.

The 2013 cuts may be a little bit bigger, or it's actually a little bit less than 2014 and beyond. There's $85 billion worth of cuts in 2013 versus $109 billion going forward, but the big impact in 2013 is because of the timing of the enactment of the sequestration cuts, it was spread over seven months instead of 12 months for next year.

So sequestration is going to have a bigger impact all the way through September of '13, and then on a monthly basis of the government cuts in October of 2013 and beyond, we should have less of an impact of sequestration.

So it's just something that we're having to deal with right now where there's a lot of focus within all of our DC hotels of segmenting out of government business, going after association business to minimize some of the impact from the government cuts.

Doug Kessler:
And across the board, Ryan, our portfolio doesn't derive a substantial amount of business from government demand, so we're primarily a transient house with business and leisure, and we're smaller on groups and even smaller on the government side.

Participant 1:	Sure. Are you guys able to quantify what your total business mix is from government?

Jeremy Welter:	For the portfolio it's between 6% to 8%, and then certain markets and certain assets it's quite a bit higher than that, especially in DC obviously.

And Ryan, one thing is, a little bit of a positive is that with the BRAC relocation that we've been dealing with in Crystal City and that you're all familiar with, about 95% of the move-outs have already taken place. So we think that 2013 is the bottoming out for office occupancy rates in Crystal City, we see it improving in 2014 with some meaningful momentum in '15 and beyond.

Participant 1:
That is a silver lining. That's helpful. Thanks. And then just one other quick question with regards to Pier House. Can you give us some color on the growth ordinance? What will it take for a developer to try to break ground on a new asset in that market? Have you seen, as far as you know, have their been any new developments in that market since the growth ordinance was put in place?

Doug Kessler:
Sure. I'll turn that over to Kimo in just a second, but I just want to make a general comment on that market. That is clearly one of the toughest markets to build hotel rooms in. It is a market that we found to be very attractive. As you know, we already own a hotel there within the portfolio, and Remington manages a couple of others in addition.

And that is a market that has because of, I think, the tight restrictions on growth, it has the second highest RevPAR. It's just behind New York City. And so it is a market that -- it's an incredible little jewel in the US, and it benefits from really demand all seasons.

And interestingly enough, what other aspect attracted us to this market is we looked at the performance historically, and even in the worst of times when the US market might have been down 16% to 17% RevPAR, this market was only down about 6% or so RevPAR.

So it is a very resilient, very robust market, in part because of this ROGO limited growth ordinance. That is what is obviously keeping supply constrained with really an increasing demand by all means of transportation, air, land, sea to get there. So it's a great market for us and we know this was a competitive process for this asset, but we think that because of our cash that we had on balance sheet, the knowledge that we have in the market, and our belief that we can improve revenues and reduce expenses that the bottom line of this asset will even be better over time.

David Kimichik:	Hey, Ryan. This is Kimo.

Participant 1:	Hey, Kimo.

David Kimichik:
The rate of growth ordinance deals with the density of transient units in Key West, that's permitted in Key West, and currently it's capped and it's been fully allocated. So you can't build a new hotel in Key West.

So in order for a developer to build a hotel, you have to actually go in front of the State Legislature and get new law passed essentially, so there's been no new development in Key West for 17 years. And we currently don't see that changing.

Participant 1:	And I'm assuming the ordinance has no expiration?

David Kimichik:	No.

Participant 1:	Wonderful.

Doug Kessler:
We're not aware of one. We're not aware of it, and when we say there's been no new development, obviously there's been a couple rooms added here or there, maybe to an existing hotel where they had already pre-allocation for that type of growth.

But we're talking about, given, if you look at the numbers and see how well this market runs in terms of occupancy and ADR, I think if this were any other city, you would expect to see growth. But you've got limited land. You've got government restrictions. We're very excited to be in this market with another property.

Participant 1:
No. It sounds like a great market and a great asset. One last question is the forward 7.6% cap rate that you guys indicated in your acquisition press release, is that assuming any type of material impact from Remington taking over as management, or is that basically a relatively conservative estimate building in just the market level growth and how that was sort of the bottom line?

Doug Kessler:
It's a combination of factors. There's market growth. There are some revenue enhancement ideas that we have as well as we believe some operational efficiencies on both the variable as well as some of the fixed expenses.

So again, when we look at an asset like this and we can see all these various opportunities, we don't have to just hit on one to make it successful. We think there are lots of tools in this toolbox for us to add value.

Participant 1:	And then are you -- am I correct in assuming that adding another hotel to Key West you're going to complex some of the back office operation that would help some of the margins at your other asset?

Doug Kessler:	Yes. We believe there will be some synergies there and some efficiencies.

Participant 1:	Wonderful. I'll jump back in queue. Thanks a lot.

Participant 2:	Hi. Good morning. This is actually Artenell on behalf of Robin. Could you talk a little bit about the Highland margins? Obviously after you bring those properties to market standards and we start lapping those strong margin improvements even what we saw in the second half of 2012, could you tell us what would be more of a normalized margin in that portfolio? Thank you.

Doug Kessler:	So you're talking about the margin growth I believe.

Participant 2:	Yes.

Doug Kessler:	I think that what we have demonstrated in our portfolio is some exceptionable growth relative to our peers, and I think we've been consistently doing that.

I think when you look at this part of a cycle where the expectation is for greater ADR growth above occupancy increases that continues to keep the opportunity available for stronger flow-through performance.

As you know, we don't provide guidance, but we remain bullish on the opportunities ahead.

Participant 2:	Thank you.

Participant 3:
Thank you. Good morning everyone. I wanted to first just ask about, I know you don't give guidance as you just said, but any thoughts on the next three quarters? Which have the toughest comps and the easiest comps?

Doug Kessler:	I'm sorry?

Participant 3:
Well I guess let's say from a RevPAR standpoint, was there a particular strength in the second or third or fourth quarters last year? I'm just wondering which are most likely to have stronger RevPAR growth versus weaker.

Doug Kessler:	Well you know we don't provide guidance on RevPAR nor on any of the Company's stats.

I think you can look at the industry forecast for RevPAR growth, whether it's coming from PKF or any of the other experts out there, and I think the calibrations still show fairly healthy growth ahead.

And we've obviously demonstrated in our portfolio with the Highland assets high RevPAR growth. Within the legacy assets it's clearly a renewed focus for us. So we remain optimistic with the industry forecast.

Participant 3:
Okay. Fair enough. Thank you. Just one other question on there's so much discussion with you guys and others on group, whether it really is weak or not. Maybe can you dissect group a little bit and talk about maybe bigger groups versus smaller corporate association a little bit and how you're particularly exposed?

Doug Kessler:
Sure. Let me just give you the headline which is that group as a percentage of our portfolio is smaller than several others of our peers. And as we said, it's circa 25 or so percent. Jeremy can give you some particulars as to what we may be seeing with respect to small and large groups.

Bear in mind that very few of our hotels I would consider to be big group houses, so typically our group business is smaller associations, smaller groups where we've seen I think generally more resilience in the recovery of those relative to some of the larger groups where the attendance is still trying to gain some traction and momentum. Jeremy, you want to add any comments to that?

Jeremy Welter:
Sure. I can add some color. Legacy group was down for the quarter. A lot of that is what we explained for Embassy Suites Las Vegas and Sheraton Indianapolis. Highland was up quite a bit for the quarter, so on a net basis we were essentially flat. But we were able to grow our group rate 4.5% for the quarter on a combined basis.

And as it relates to what we're seeing in group. It really varies by market. And because it relates to like DC, government, group is obviously down, government-related group is down. And as I mentioned, what we're really focused on is going after new types of business, particularly for Marriott Crystal City, association business, share shifting out of government to try to get other group business in.

In certain markets, I'll point out Nashville, which we own the Renaissance, that hotel is 673 rooms and it happens to be 11% of the rooms' revenue for Highland. It was up 14.5% approximately for the quarter, and that was because there's just strong group demand in Nashville. And we see that, we've seen that, and we look at the convention calendars in Nashville and going forward it's still pretty strong despite some of the new supply as well.

So it really varies by market. DC is going to be one that is maybe a little bit more challenging.

Participant 3:	Okay. That's great. I really appreciate the color. Thank you.

Jeremy Welter:	Okay.

Participant 4:
Hi guys. It's Austin Wurschmidt here with Jordan. I recognize it's still a little bit early to talk about debt maturities for next year, but really how are you thinking about your March 2014 maturities in both the legacy and the Highland portfolio?

Doug Kessler:
We're obviously very proactive on our debt maturities. We have a clear track record of being ahead of the curve with respect to timing and capitalizing on where we see trends in the market with respect to where pricing is and appetite among lenders.

You should expect to be ahead of the game with respect to that as well. We're obviously in a market today where liquidity seems to be improving. Loans that are being provided to really good sponsors like our platform and other public REITs have had very little difficulty in obtaining financing, so all the chatter that existed months ago in terms of was there liquidity, we have yet to see any challenge with any of our assets in terms of finding capital and we appreciate all the lenders who have worked with us.

We also believe that the debt yields on these assets looking ahead are in a range of refinanceability, and so even today based upon operating performance, we feel very good about the prospects for refinancing those assets.

But again, we're going to be very smart about timing and execution as you've seen us in the past.

David Kimichik:
And I'll just add some color to that. The Highland debt, while the maturity says March 2014, we do have two one-year extension options that are essentially at no cost to us. So it really matures in our minds March of 2016. So we have plenty of time to deal with that.

So our next major maturity is really December of 2014. We have a $100 billion loan coming due then.

Participant 4:	No. I appreciate the color. I mean would you guys anticipate breaking up the Highland debt? I mean I think that's encumbering kind of the entire pool of assets, or how would you think about that?

Doug Kessler:
The opportunity that we have with Highland is I think on lots of different levels. There are opportunities in that portfolio to finance when the time comes in many different ways, clusters of assets that we may decide at one point to, with our partner, trade assets that we may want to have shorter-term debt, assets we know might be long-term keepers that could be advantaged by having long-term fixed-rate debt at very attractive rates.

There might be pools of assets. There might be single asset financing. It's a very desired pool, and we frequently get unsolicited inquiries about lenders seeking to refinance that because it's rare to have a portfolio of that size with that quality of assets with a public REIT sponsor. So it's an attractive opportunity, and we're going to run a very competitive commercial process when the time comes.

Participant 4:	Great. I appreciate the color. That's all I have. Thank you.

Participant 5:
Hi. Good morning everyone. Just wanted to get a sense of how much did the strength in New Jersey and New York market contribute to your Highland portfolio performance overall and how you see that market shaping up over the next maybe two to three quarters? Thanks.

Jeremy Welter:	Sure. I can take that. What I mentioned in my prepared remarks is that the growth in Highland was broad based. It was across the portfolio. We had great growth in most of all the major markets.

New York/New Jersey market was up I think around 11.3%, but there are some other markets in Highland that performed really well as well. So I don't think that is what's driven up disproportionately the RevPAR, but some of the benefits from the Sandy-related business we certainly anticipate to continue to dissipate.

And as far as forward-looking guidance, I can't really comment on what we see in that market going forward.

Participant 5:
Got it. I do recall that in the fourth quarter I think the New York/New Jersey market did contribute disproportionately, so you're saying the contribution this time around was competitively much lower?

Jeremy Welter:	Yes. I think so. I mean I think that when you look at the portfolio, we had growth across the entire portfolio, not just New York/New Jersey.

Participant 5:	Great. Thank you.

Participant 6:
Good morning guys. A couple of quick questions related to acquisitions. Since you just made one, it seems like maybe you're out there sniffing around. Can you elaborate a little bit on what you're seeing in the market, where you might be looking, and what you believe your capacity would be to make more acquisitions? Thanks.

Doug Kessler:
Sure. We've actually been looking for two years, even though it's been two years since we acquired something since the Highland Hospitality portfolio. It's just that we're very disciplined, Bryan. We all own so much of the Company collectively that we want transactions to be accretive.

And based upon, at the time, where we were trading and based upon going in multiples that some of these assets were trading for, it really just didn't make economic sense for us to pursue anything.

And so even though we looked and we made some bids on some deals that we were in many ways happy to lose because if we didn't get it at the price that we thought would make it work for our platform, we weren't going to buy it.

So the market is still below what we believe to be a normal pace of transactions. And it probably won't get back to the heyday of 2007 when there was circa $35 billion to $40 billion of hotel trades, but at the levels that it's running at right now of around $15 billion to $20 billion, it still feels to me below where it should be at this part of the cycle.

And I think it's really a testament to the fact that buyers are out there looking because they believe it's the sweet spot of the cycle given the number of years ahead that have the opportunity for increased RevPAR growth.

But similarly sellers are reluctant to sell because they also see the same thing, and given the liquidity in the market today, there just doesn't seem to be the pressure to move assets. So you've got this demand, but you've got this little bit unwillingness to sell.

I think going forward typically you see a few more transactions coming into the market as you get further and further into the cycle, but based on industry pundits there could be three, four, five years still in the cycle. So we're going to be selective. We're going to be very disciplined.

Now with respect to the capital, obviously we commented that at the end of the quarter we had $234 million of cash, cash equivalents, and marketable securities along with an undrawn line of $165 million. We just bought a $90 million transaction, so relatively small in the scheme of things given our cash balance. And we may consider refinancing that asset.

So I think from an opportunity to continue to search for transactions, that opportunity still exists.

Participant 6:
And what parts of the market or what type of the asset class have you been most looking for? Clearly you're not looking for Hampton Inns or Motel 6's. I mean what are you looking for and where in particular do you feel like there's a void in your portfolio that you need to fill?

Doug Kessler:
I don't know if we feel like there's a void necessarily because our footprint is so geographically dispersed as well as by product type it's dispersed, as well as by brand. So we couldn't be happier with our portfolio.

I think obviously it performs well in up and down cycles. But you're right, we haven't really spent much time focusing on the select service or the secondary market areas. We've really been focused on more urban, upper upscale assets that we think can contribute to the quality of the portfolio.

But at the end of the day, Bryan, you've noticed for ten years, we're opportunistic. And if it can make money for the shareholders, it's certainly something that we would at least consider and determine whether or not there is a way to provide additional accretion to the shareholders. But generally our leanings are what I previously just mentioned.

Participant 6:	And just lastly, are you seeing that the mezzanine opportunities just totally disappeared at this point, or is there stuff out there to look at?

Doug Kessler:
No, there's definitely mezzanine opportunities out there to look at, it's just that we're not looking at any of them. It's just not at an attractive yield point for us, where strategically given where we believe we are in this cycle that we should spend much time at all on that aspect of what has been a business of ours.

We still obviously have one mezz loan that is outstanding on the Ritz Key Biscayne that is performing. It's a small mezz loan of only $4 million. But we have not actively been pursuing it, but there is an active mezzanine market given the liquidity that we're seeing in the debt capital markets. And groups are definitely layering in mezz pieces but at lower yields than what we had seen when we were actively engaged in the business.

Participant 6:	Okay. Thanks a lot guys.

Participant 7:
Hey guys. Thanks for taking my call. I'm looking forward to seeing you in a couple of weeks. Just a quick question about the preferred stock. Noticing here 8.5% to 9% where we're at right now. Seeing a lot of the competition coming in around 5% and 6% and change. I'm just curious about your thoughts on where the preferred stock's at right now.

Doug Kessler:
I think that the preferred market is an active market. We've seen the coupons come down on newly-issued securities. We have three preferreds in the market, our A, D, and E. The E is non-callable. The A and the D are callable.

It's interesting when we look at the yields relative to where some of the peer yields are. So I think what you're seeing is also a curiosity to you as it is to us with respect to where distributables are. But bear in mind that because two of those securities are callable, there is that coupon question with respect to investors as to the longevity of that.

It's an interesting market at this time. It's been interesting for several quarters. Historically we haven't engaged in any activity, so that's all I can really comment I think at this point.

Participant 7:
Because you just brought up that good point though, like you said, with that being callable here in a couple of weeks. Obviously I would think you guys are doing your numbers, running the math on it to figure if you're going to do that or not.

Doug Kessler:	We don't comment on any of our capital markets' activities until we can comment on anything, and so there's really nothing to comment on at this point.

Participant 7:	Understood. Thank you very much.

Participant 2:
Hi. A follow-up question actually on DC. I know the question was asked earlier, but the market I think grew in the 4% to 5% range in Q1. Could you just tell me what was – I think you said you came in about 2.6% for the quarter? Was the discrepancy much driven by the inauguration calendar or was there anything else in DC? Thanks.

Jeremy Welter:
When you look at our DC portfolio you've really got to look at it in kind of three segments. You've got inside the District, which performed very well for the first quarter, had a great impact from the inauguration.

Then you have Crystal City, which is a great submarket, just right outside the District in close proximity to the Pentagon and to all the government demand and Reagan Airport. That has its own challenges because there's been a lot of new supply that's come in and the government is relocating out of the city, or actually has relocated out of the city, and so there's a lot of repositioning in that market going on.

And then the third market that we have is everything else. And everything else is really what underperformed the most within the portfolio because the inauguration, while it was great for the District, there was a little bit of pickup in Crystal City, there really wasn't meaningful compression felt outside to positively impact RevPAR.

Participant 2:	Thanks so much.

END